EXHIBIT 99.1

[Logo] Caprius, Inc.
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       One Parker Plaza, Fort Lee, NJ 07024
       (201) 598-8838  Fax: (202) 592-9430


FOR IMMEDIATE RELEASE
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COMPANY CONTACT:  Beverly Tkaczenko @ (201) 592-8838
                  Email:  beverlyt@caprius.com

              CAPRIUS, INC. COMPLETES $4.5 MILLION EQUITY FINANCING

FORT LEE, N.J., February 17, 2005 - Caprius, Inc. (OTCBB:CAPR.OB) announced that it had completed a $4.5 million equity financing. The placement consisted of the sale of 45,000 shares of newly-created Series C Preferred Stock and warrants to a group of investors.

As a condition of the financing, all holders of our outstanding $1.5 million principal of 8% Senior Secured Convertible Promissory Notes amended and converted their Notes, together with accrued interest, into an aggregate of 15,953 shares of Series C Preferred Stock. In addition, holders of our Bridge Loan Notes and other loans in the aggregate principal amount of $572,962 exchanged their indebtedness for 5,728 shares of Series C Preferred Stock and are to be paid $106,137 for the balance of their notes and accrued interest thereon.

Prior to the placement, 20,469,062 shares of our common stock were outstanding. The 66,681 shares of Series C Preferred Stock are mandatorily convertible into 2,299,345 shares of common stock upon the completion of a proposed 1:20 reverse stock split. Upon the mandatory conversion and the effect of the reverse stock split, we would have outstanding 3,322,798 shares of common stock, without giving effect to existing options, warrants or convertible securities.

As part of the placement, we granted to the investors 9,310,344 Series A Warrants and 3,103,448 Series B Warrants exercisable at $0.28 and $0.145 per share, respectively, for a period of five years. The Series B Warrants are exercisable after nine months, and may be terminated upon certain events. Upon the proposed reverse split, the number of shares underlying the Warrants and the exercise prices will be proportionately adjusted.

Effecting the reverse-split is subject to filing and distributing an Information Statement to our stockholders in connection with an amendment to our Certificate of Incorporation. The amendment will not change the authorized shares of capital stock.

This placement was managed through Laidlaw & Co. (UK) Ltd. Special Situation Funds, based in New York, was the lead investor in this round of financing.

George Aaron, President and CEO stated "We believe that this transaction gives us the working capital to pursue our marketing efforts in new and important markets for our SteriMed units. Furthermore, it will provide us with the resources to meet the growing demand for our units."


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Caprius, Inc., headquartered in Fort Lee, NJ, is engaged in manufacturing proprietary equipment for on-site medical waste disposal through its subsidiary, M.C.M. Environmental Technologies, Inc (MCM). The Company's SteriMed units simultaneously shred and disinfect regulated medical waste, reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste. The SteriMed System is environmentally-friendly and efficiently disinfects the infectious clinical waste, including, among others, sharps, dialyzers, blood lines, bandages, plastic tubing and glass, in a 15 minute cycle. The MCM patented technology is an alternative to hauling and incinerating medical waste. In the U.S., medical waste is a $3 billion market. More information on the Company and MCM can be found at www.caprius.com or www.mcmetech.com.

SAFE HARBOR STATEMENT:

The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Further information on potential factors that could potentially affect Caprius, Inc., is included in the Company's recent filings with the Securities and Exchange Commission (www.sec.gov).